Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600  *  Tampa, FL  33607  *  (813) 283-7000   *   (813) 283-7001

NEWS RELEASE

CONTACT:	Kim Francis
Director of Communications
Checkers®/Rally’s®
Phone: 813-410-1018
francisk@checkers.com

Checkers®/Rally’s® and NASCAR® Unveil Co-Branded Burgers for Fans at Home
Official Burger of NASCAR Partners with Birchwood Foods to Bring
Officially Licensed NASCAR Frozen Burgers to Grocery Stores

DAYTONA, FL – February 10, 2006 – Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR), the nation’s largest chain of double drive-thru restaurants and the Official Burger of NASCAR®, today joined Birchwood Foods and NASCAR representatives to unveil its new Officially Licensed NASCAR Frozen Burgers.

“Today, Checkers/Rally’s is taking our NASCAR partnership to the next exciting level by bringing our full flavored burgers and the power of NASCAR together to give race fans across the country a new way to enjoy Checkers/Rally’s,” said Richard S. Turer, Vice President of Marketing, Checkers Drive-In Restaurants, Inc. “This grocery channel product further emphasizes Checkers/Rally’s position as the Official Burger and Drive-Thru Restaurant of NASCAR, and builds on the fully integrated motorsports presence we have at our restaurants. From our signature NASCAR Combo meal, to our restaurant signage, to our racing-themed national sweepstakes programs, NASCAR has become an important part of our guests’ experience.”

Checkers/Rally’s Officially Licensed NASCAR Burgers are 100 percent pure ground beef. Each package contains six 1/3 pound patties and includes a collectible NASCAR-licensed burger seasoning shaker, bringing the authentic taste of Checkers/Rally’s burgers home. The patties can be cooked on the grill, in the skillet or under the broiler, satisfying any race fan’s hunger . . . fast.

“Checkers/Rally’s Officially Licensed NASCAR Burgers are a great example of NASCAR expanding its relationship with a valued partner to provide our loyal fans with a quality food product in a new and exciting way,” said Mark Dyer, Vice President of Licensing and Consumer Products at NASCAR.  “As NASCAR continues to expand its licensing efforts in the food marketplace, Checkers/Rally’s is reinforcing its position as the Official Burger and Drive-Thru Restaurant of NASCAR and carrying the position and the brand over to grocery store outlets.”

The announcement was made today at the Daytona International Speedway as Checkers/Rally’s and Birchwood served lunch to hundreds of NASCAR Nextel Cup teams, race and track officials, and the media.

“We are proud to join such prestigious brands as Checkers/Rally’s and NASCAR to create this hunger-satisfying and eye-catching new grocery product,” said David Van Kampen of Birchwood Foods during today’s press conference. Immediately following the announcement, representatives from Birchwood distributed dozens of product samples in branded coolers to the media from a custom-wrapped 18 wheeler parked in the infield of the Daytona International Speedway.

Checkers/Rally’s Officially Licensed NASCAR Frozen Burgers will hit grocery store freezer cases in early spring, first launching in select North- and South Carolina-based retailers, including Food Lion. Additional distribution locations are planned to follow in early summer 2006.

This is the second frozen product that Checkers/Rally’s has introduced to the grocery/retail channel in recent months. In August 2005, the Company announced the sale of its Famous Fries through select Wal-Mart locations. The sale of that product has proven to be very successful. The distribution of Checkers/Rally’s Famous Fries is soon expanding to select Harris Teeter and Albertson’s locations.

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. (http://www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops, owns, operates and franchises quick-service Checkers and Rally’s double drive-thru restaurants. In 2005, Checkers/Rally’s was awarded two of the industry’s most coveted recognitions: Best Drive-Thru in America 2005 in the QSR Drive-Thru Study for Rally’s, and Nation’s Restaurant News Hot! Again Award for Checkers’ sizzling business performance. Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR.

About NASCAR

The National Association for Stock Car Auto Racing, Inc. (NASCAR), which began in 1948, is the sanctioning body for one of America’s premier sports.  NASCAR is the #1 spectator sport – holding 17 of the top 20 attended sporting events in the U.S., the #2 rated regular-season sport on television with broadcasts in over 150 countries, and has 75 million fans that purchase over $2 billion in annual licensed product sales. These fans are the most brand loyal in all of sports and as a result, more Fortune 500 companies participate in NASCAR than any other sport.

NASCAR consists of three major national series (NASCAR NEXTEL Cup Series, NASCAR Busch Series and the NASCAR Craftsman Truck Series) as well as eight regional series and one local grassroots series.  NASCAR sanctions 1,500 races at over 100 tracks in 38 states, Canada and Mexico. Based in Daytona Beach (F.L.), NASCAR has offices in Bentonville (A.K.), Charlotte (N.C.), Concord (N.C.), Conover (N.C.), Los Angeles, New York, Mexico City and Toronto.

About Birchwood

Known in the industry as “the custom ground beef experts,” Birchwood Foods has been supplying the nation’s leading foodservice and retail operators with custom products that taste better and make their patrons happier.

Birchwood (http://www.bwfoods.com/) is a family-owned company based in Kenosha, WI.  With a solid foundation based on strong family values, Birchwood has built a reputation for having superior customer satisfaction, high quality standards, innovative ideas and better tasting food.

With processing plants located in Kenosha (W.I.), Columbus (O.H.), Frankfort (I.N.), and Norcross (G.A.), Birchwood produces over 6 million pounds of products per week.  This productivity has helped Birchwood become the nation’s largest producer of frozen retail ground beef patties.

Photo Caption: Today Checkers®/Rally’s®, the Official Burger of NASCAR®, joined representatives from Birchwood and NASCAR at the Daytona International Speedway to unveil its new Officially Licensed NASCAR Frozen Burgers that will be sold in grocery stores early this spring.